Exhibit 99.2
Vertex Pharmaceuticals Incorporated
Reconciliation of Reported to Revised GAAP to Non-GAAP Net Income
(in millions, except per share amounts)
(unaudited)
Starting in the first quarter of 2022, Vertex no longer excludes research and development charges resulting from upfront or contingent milestone payments in connection with collaborations, asset acquisitions and/or licensing of third-party intellectual property rights from its Non-GAAP financial measures. Non-GAAP financial measures for each period of 2021 have been recast to reflect this change. The table below reconciles Non-GAAP net income and Non-GAAP net income per diluted common share from previously reported to revised amounts for each quarter of 2021 and the year ended December 31, 2021.

	Three Months Ended				Year Ended December 31, 2021
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
GAAP net income	$653.1	$67.0	$851.9	$770.1	$2,342.1
Stock-based compensation expense	115.2	104.6	103.0	118.6	441.4
Decrease (increase) in fair value of strategic investments	52.3	(10.6)	(46.7)	(12.1)	(17.1)
(Decrease) increase in fair value of contingent consideration	(3.9)	1.6	1.2	(2.0)	(3.1)
Research and development upfront and milestone expenses (1)(2)	0.7	958.4	26.7	126.5	1,112.3
Acquisition-related costs	2.8	2.8	2.9	2.8	11.3
Total non-GAAP adjustments to pre-tax income	167.1	1,056.8	87.1	233.8	1,544.8
Tax adjustments	(39.0)	(312.5)	(13.3)	(138.0)	(502.8)
Non-GAAP net income - as reported	$781.2	$811.3	$925.7	$865.9	$3,384.1

Research and development upfront and milestone expenses (1)(2)	(0.7)	(958.4)	(26.7)	(126.5)	(1,112.3)
Tax adjustments	0.8	190.4	12.5	37.2	240.9
Adjustments to previously reported Non-GAAP net income	0.1	(768.0)	(14.2)	(89.3)	(871.4)
Non-GAAP net income - as adjusted	$781.3	$43.3	$911.5	$776.6	$2,512.7

Net income per diluted common share:
GAAP	$2.49	$0.26	$3.28	$3.00	$9.01

Non-GAAP - as reported	$2.98	$3.11	$3.56	$3.37	$13.02
Research and development upfront and milestone expenses, net of tax (1)(2)	0.00	(2.94)	(0.05)	(0.35)	(3.35)
Non-GAAP - as adjusted	$2.98	$0.17	$3.51	$3.02	$9.67

Shares used in diluted per share calculations:
GAAP and Non-GAAP	261.9	261.0	259.7	257.0	259.9

(1) Research and development charges related to upfront or contingent milestone payments in connection with collaborations, asset acquisitions and/or licensing of third-party intellectual property rights.
(2) Includes $900.0 million upfront payment to CRISPR Therapeutics AG in the three months ended June 30, 2021 and year ended December 31, 2021.